Exhibit 10.23
Directors’ Compensation Summary Sheet

	Board	Chairman of
	Members	the Board
Annual Retainer	$115,000	$215,000

Committee Chairs
Audit Committee	$27,500
Compensation Committee	$22,500
Nominating & Governance Committee	$22,500
FIRM Committee	$22,500
Deals Subgroup Committee Retainer	$10,000
Technology Subgroup Committee Retainer	$10,000

Stock Grants (1)	$150,000	$280,000

(1) Number of shares issued based upon FMV on date of grant.